Exhibit (d)(4)

NEUBERGER BERMAN MANAGEMENT INC.
SUB-ADVISORY AGREEMENT

SCHEDULE A

Portfolios	Date Added to Agreement
Balanced Portfolio	November 3, 2003
Fasciano Portfolio	November 3, 2003
Focus Portfolio	November 3, 2003
Growth Portfolio	November 3, 2003
Guardian Portfolio	November 3, 2003
International Portfolio	November 3, 2003
Limited Maturity Bond Portfolio	November 3, 2003
Mid-Cap Growth Portfolio	November 3, 2003
Partners Portfolio	November 3, 2003
Real Estate Portfolio	November 3, 2003
Regency Portfolio	November 3, 2003
Socially Responsive Portfolio	November 3, 2003
High Income Bond Portfolio	June 10, 2004